Exhibit 99.1

Soligenix Reports Second Quarter 2010 Financial Results and
Reviews Accomplishments

Princeton, NJ – August 13, 2010 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company, announced today its financial results for the second quarter of 2010.

Soligenix’s revenues for the second quarter of 2010 were approximately $445,000 as compared to $332,000 for the second quarter of 2009. The increased revenues were primarily a result of increases in National Institutes of Health (NIH) grant revenues as the Company increased research efforts under its thermostable vaccine development program.

Soligenix’s net loss for the second quarter of 2010 was approximately $1,577,000, or $(0.01) per share, as compared to $1,785,000, or $(0.01) per share, for the second quarter of 2009.

Research and development expenses for the second quarter of 2010 were approximately $1,071,000, compared to $1,135,000 for the second quarter of 2009. General and administrative expenses for the second quarter of 2010 were approximately $545,000, compared to $579,000 for the second quarter of 2009.

“Soligenix is in a strong financial position having ended the second quarter with approximately $10.8 million in cash,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “We are looking forward to announcing data from our Phase 2 clinical trial of orBec® in the prevention of acute Graft-versus-Host disease (GVHD) in the second half of 2010.  This trial has enrolled 140 patients.  Our goal is to have orBec® become the first FDA-approved therapy to treat and prevent GVHD, both of which are currently areas of unmet medical need.”

Soligenix’s Second Quarter 2010 Highlights:

●	On June 25, 2010, Soligenix announced the publication of an article in the June 2010 edition of Vaccine, which describes protection from mucosal and systemic ricin intoxication by intradermal administration of RiVax™, the Company’s vaccine against ricin toxin.

●	On June 18, 2010, Soligenix closed on a private financing totaling $5.9 million (before expenses of the offering) with accredited investors, including members of the Company’s Board of Directors and its North American commercialization partner Sigma-Tau Pharmaceuticals, Inc., its largest stockholder.

●	On June 3, 2010, Soligenix announced that the European Patent Office granted patent EP 1830857 "Method of Treatment of Graft-versus-Host Disease and Leukemia with Beclomethasone Diproprionate and Prednisone." The patent claims beclomethasone dipropionate (BDP) in conjunction with a short duration of high-dose prednisone with a rapid taper for the reduction of mortality associated with GVHD and leukemia.

●	On May 19, 2010, Soligenix announced that the United States Patent Office issued patent US 7,704,985 "Treatment of Irritable Bowel Syndrome and Related Bowel Diseases." The patent claims the use of BDP to treat irritable bowel syndrome (IBS), a painful gastrointestinal condition that affects approximately 15% of the population in the industrialized world.

●	On May 12, 2010, Soligenix announced that patient enrollment was completed in a randomized, double-blind, placebo-controlled Phase 2 clinical trial of orBec® for the prevention of acute GVHD after allogeneic hematopoietic cell transplantation with myeloablative conditioning regimens.

●	On May 10, 2010, Soligenix announced that the European Patent Office granted patent EP 1392321 “Method of Treating Inflammatory Disorders of the Gastrointestinal Tract using Topically Active Corticosteroids.” The new patent’s main claims cover the use of topically active corticosteroids in orally administered dosage forms that act concurrently in the upper and lower gastrointestinal tract.

About Soligenix, Inc.

Soligenix, Inc. (Soligenix) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host-Disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD and an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Soligenix has also recently initiated an NIH-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is also the subject of a $9.4 million NIH grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540